Exhibit 99.02


                OFFERING OF 8,832,604 CLASS A COMMON SHARES OF
                      ADELPHIA COMMUNICATIONS CORPORATION


         Coudersport, PA January 7, 1994. -- Adelphia Communications Corporation ("Adelphia") (NASDAQ-NMS: ADLAC) announced today that its registration statement with respect to 8,832,604 shares of Class A Common Stock has been declared effective by the Securities and Exchange Commission.

         Of the 8,832,604 shares of Class A Common Stock being sold by Adelphia, 3,000,000 shares were offered to the public at a purchase price of $18.00 per share. Partnerships controlled by the family of John J. Rigas, Adelphia's CEO and President, have agreed to purchase the remaining 5,832,604 shares at the public offering price less the underwriting discount. Net proceeds to Adelphia before offering expenses will be $151,435,000, or $17.145 per share.

         The net proceeds from the offering will be used to redeem Adelphia's $100,000,000 aggregate principal amount of outstanding 13% Senior Subordinated Notes due 1996 and to reduce existing bank debt. Salomon Brothers is serving as underwriter for the offering.

         Adelphia owns or manages cable television systems in 11 states serving approximately 1,284,000 basic subscribers.

         Contact:  Timothy J. Rigas, Senior Vice President of Adelphia,
(814) 274-9830.

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